UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported)   March 24, 2005
                                                 ------------------------


                           TENGTU INTERNATIONAL CORP.
                           --------------------------
               (Exact name of Registrant as specified in charter)


         Delaware                   000-29957               77-0407366
--------------------------------------------------------------------------------
(State or other jurisdic-          (Commission             (IRS Employer
 tion of incorporation)            File Number)           Identification No.)


                236 Avenue Road, Toronto, Ontario, Canada M5R 2J4
                -------------------------------------------------
               (Address of principal executive offices) (Zip Code)

                                  416-963-3999
                                  ------------
              (Registrant's telephone number, including area code)


      (Former name, address and fiscal year, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

      On March 24, 2005 Tengtu International Corp. (the "Company") entered into Unit Purchase Agreements with the following purchasers (collectively the "Purchasers"), respectively, pursuant to which it sold a total of 1,877,943 units ("Units") for an aggregate purchase price of $3,906,117. Each Unit sold consists of one share of Series A Convertible Cumulative Preferred Stock, par value $.01 per share, of the Company ("Series A Preferred"), redeemable warrants to purchase ten (10) shares of the Company's Common Stock, par value $.01 per share ("Common Stock") for an initial exercise price of $0.40 per share ("$.40 Warrants") and redeemable warrants to purchase five shares of Common Stock for an initial exercise price of $.60 per share ("$.60 Warrants" and, together with the $.40 Warrants, the "Warrants"). None of the Units, the shares of Series A Preferred, $.40 Warrants and $.60 Warrants comprising the Units or the shares of Common Stock issuable upon conversion of the Series A Preferred and exercise of the Warrants has been registered under the Securities Act of 1933, as amended (the "Act"). The Units were issued pursuant to the exemption provided by Regulation D under the Act. The closing occurred on March 24, 2005.

      PURCHASER                                   UNITS      PURCHASE PRICE

      Robert Bugbee                               96,154     $  200,000.00
      Robert Fraser and Claircine                  7,212     $   15,000.00
        Fraser, Trustees of the
        Fraser Trust of 1991
      John Cookson                                 7,212     $   15,000.00
      Bruce D. Smith                              18,750     $   39,000.00
      Damel Partners LP                           48,077     $  100,000.00
      Peter Brennan                               48,077     $  100,000.00
      Pinetree (Barbados) Inc.                   173,077     $  360,000.00
      Michael H. Weiss                            48,077     $  100,000.00
      C & A Investments                           96,154     $  200,000.00
      Peter Siris                                 57,692     $  120,000.00
      Guerilla Partners, IRA                       7,212     $   15,000.00
      Guerilla Partners LP                       337,500     $  702,000.00
      Tracemore, LLC                             100,962     $  210,000.00
      Greatrek Trust SA                          108,173     $  225,000.00
      William S. Fagan                           144,231     $  300,000.00
      Gotham Asset Management                    216,346     $  450,000.00
        (Master) L.P.
      Orion Capital Incorporated                 363,037     $  755,117.00
      TOTAL                                    1,877,943     $3,906,117.00

ITEM 5.03 AMENDMENTS TO ARTICLES OF  INCORPORATION  OR BYLAWS;  CHANGE IN FISCAL
YEAR

      On March 24, 2005, the Company amended its Certificate of Incorporation by filing with the Delaware Secretary of State a Certificate of Designations, Preferences and Rights of Series A Convertible Cumulative Preferred Stock of Tengtu International Corp. (the "Series A Certificate"). The Series A Certificate authorized the Company to issue, and provided for the designations, preferences and relative participating, optional or other rights and qualifications, limitations or restrictions of, three million (3,000,000) shares of Series A Preferred, as follows:

      1. Liquidation Preference: Each share of Series A Preferred has a liquidation preference equal to $2.08 plus any accrued and unpaid dividends with respect to such share.

      2. Dividends: The Series A Preferred is entitled to dividends at the annual rate of 8% of the Original Series Issue Price (the "Dividend Rate"), payable quarterly either in cash or in additional shares of Series A Preferred. Commencing after the first anniversary of the original date of issue, if the Company fails to pay cash dividends on the outstanding Series A Preferred for any quarter, then the Dividend Rate will be increased by 2%; provided, that the Dividend Rate will not be increased by more than 2% in any calendar year or exceed a maximum Dividend Rate of 16%. Dividends on the Series A Preferred are cumulative.

      3. Optional Conversion Rights: The holders of the Series A Preferred have the right to convert their shares of Series A Preferred into shares of Common Stock at any time. The Conversion Price of the Series A Preferred is initially determined as the original issue purchase price divided by 10, and will be subject to adjustment in the event of dilutive events.

      4. Mandatory Conversion: The Company can declare a mandatory conversion of the Series A Preferred if the closing bid price for the Common Stock equals or exceeds $.60 for any 20 consecutive trading days.

      5. Voting Rights: The holders of the Series A Preferred will vote with the holders of the Common Stock as a single class. Each share of Series A Preferred will entitle the holder to 10 votes.


ITEM 8.01 OTHER EVENTS

      On March 30, 2005, the Company issued the press release  annexed hereto as
Exhibit 99.2 describing the sale of the Units.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

      The following exhibits are filed as part of this Current Report:

4.1   Certificate  of   Designations,   Preferences   and  Rights  of  Series  A
      Convertible Cumulative Preferred Stock of Tengtu International Corp.

99.1 Form of Unit Purchase Agreement entered into by the Company with each of the Purchasers.

99.2  March 30, 2005 press release.




                                   Signatures
                                   ----------

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              TENGTU INTERNATIONAL CORP.

March 29, 2005                                By: /s/ John D. Watt
                                              --------------------------------
                                              John D. Watt, President